As filed with the Securities and Exchange Commission on October 3, 2019

Registration Statement No. 333-111019

Registration Statement No. 333-119998

Registration Statement No. 333-126257

Registration Statement No. 333-143399

Registration Statement No. 333-194483

Registration Statement No. 333-199535

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form F–3 Registration Statement No. 333-111019

Post-Effective Amendment No. 1 to Form F–3 Registration Statement No. 333-119998

Post-Effective Amendment No. 1 to Form F–3 Registration Statement No. 333-126257

Post-Effective Amendment No. 1 to Form F–3 Registration Statement No. 333-143399

Post-Effective Amendment No. 1 to Form F–3 Registration Statement No. 333-194483

Post-Effective Amendment No. 1 to Form F–3 Registration Statement No. 333-199535

UNDER

THE SECURITIES ACT OF 1933

Pointer Telocation Ltd.

(Exact name of Registrant as specified in its charter)

N/A

(Translation of Registrant’s name into English)

Israel	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

14 Hamelacha Street

Rosh Ha’ayin, Israel 4809133

Tel: +972-3-572-3111

(Address and telephone number of Registrant’s principal executive offices)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, Delaware 19711

Tel: 302-738-6680

(Name, address and telephone number of agent for service)

with copies to:

Howard E. Berkenblit, Esq. Zysman, Aharoni, Gayer and Sullivan & Worcester LLP One Post Office Square Boston, MA 02109 Telephone: 617-338-2800	Shy S. Baranov, Adv. Zysman, Aharoni, Gayer & Co. 41-45 Rothschild Blvd., Beit Zion Tel Aviv, 65784 Israel Telephone: (972-3) 795-5555

(Approximate date of commencement of proposed sale to the public): Not applicable

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

DEREGISTRATION OF SECURITIES

This filing (the “Post-Effective Amendment”) relates to the following registration statements on Form F-3 (collectively, the “Registration Statements”) filed by Pointer Telocation Ltd., a corporation incorporated under the laws of the State of Israel (the “Company”), with the Securities and Exchange Commission (the “SEC”):

•	Registration Statement No. 333-111019, filed with the SEC on December 12, 2003, and subsequently amended on February 6, 2004, February 10, 2004, April 19, 2004 and September 23, 2004, pertaining to the resale by certain selling shareholders identified therein of up to an aggregate of 152,746,592 Ordinary Shares, par value NIS 0.03 per share.
•	Registration Statement No. 333-119998, filed with the SEC on October 27, 2004, and subsequently amended on November 12, 2004, pertaining to the resale by certain selling shareholders identified therein of up to an aggregate of 70,982,385 Ordinary Shares, par value NIS 0.03 per share.
•	Registration Statement No. 333-126257, filed with the SEC on June 30, 2005, and subsequently amended on July 13, 2005, pertaining to the resale by certain selling shareholders identified therein of up to an aggregate of 183,103,992 Ordinary Shares, par value NIS 0.03 per share.
•	Registration Statement No. 333-143399, filed with the SEC on May 31, 2007, and subsequently amended on September 24, 2007, pertaining to the resale by certain selling shareholders identified therein of up to an aggregate of 1,207,500 Ordinary Shares par value NIS 1.00 per share.
•	Registration Statement No. 333-194483, filed with the SEC on March 11, 2014, pertaining to the resale by certain selling shareholders identified therein of up to an aggregate of 994,357 Ordinary Shares par value NIS 3.00 per share.
•	Registration Statement No. 333-199535, filed with the SEC on October 22, 2014, pertaining to the resale by certain selling shareholders identified therein of up to an aggregate of 2,325,094 Ordinary Shares par value NIS 3.00 per share.

On October 3, 2019, pursuant to the Agreement and Plan of Merger, dated as of March 13, 2019 (the “Merger Agreement”), by and among the Company, I.D. Systems, Inc., a Delaware corporation (“I.D. Systems”), PowerFleet, Inc., a Delaware corporation and formerly a wholly-owned subsidiary of I.D. Systems (“Parent”), Powerfleet Israel Holding Company Ltd., a private company limited by shares formed under the laws of the State of Israel and a wholly-owned subsidiary of Parent (“Holdco”), and Powerfleet Israel Acquisition Company Ltd., a private company limited by shares formed under the laws of the State of Israel and a wholly-owned subsidiary of Holdco (“Merger Sub”), Merger Sub merged with and into the Company, with the Company surviving as a direct, wholly-owned subsidiary of Holdco and an indirect, wholly-owned subsidiary of Parent, in exchange for consideration consisting of $8.50 in cash and 1.272 shares of common stock of Parent, per ordinary share of the Company.

Also on October 3, 2019, in connection with the Merger Agreement, and pursuant to the Investment and Transaction Agreement, dated as of March 13, 2019, as amended by Amendment No. 1 thereto dated as of May 16, 2019 and Amendment No. 2 thereto dated as of June 27, 2019 (the “Investment Agreement”), by and among I.D. Systems, Parent, PowerFleet US Acquisition Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“I.D. Systems Merger Sub”), and ABRY Senior Equity V, L.P. and ABRY Senior Equity Co-Investment Fund V, L.P., affiliates of ABRY Partners II, LLC, I.D. Systems reorganized into a new holding company structure by merging I.D. Systems Merger Sub with and into I.D. Systems, with I.D. Systems surviving as a wholly-owned subsidiary of Parent.

As a result of the transactions contemplated by the Merger Agreement and the Investment Agreement, Parent became a publicly traded corporation, and former I.D. Systems stockholders and former shareholders of the Company now own common stock of Parent.

In connection therewith, the Company has terminated all offerings of its Ordinary Shares pursuant to each of the Registration Statements under the Securities Act of 1933, as amended. In accordance with an undertaking made by the Company in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any Ordinary Shares which remain unsold at the termination of the offering, the Company hereby removes from registration all Ordinary Shares registered under the Registration Statements that remain unsold as of the date hereof, if any, and terminates the effectiveness of each of the Registration Statements. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of all such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rosh Ha’ayin, Israel, on October 3, 2019.

POINTER TELOCATION LTD.

/s/ Yaniv Dorani
By: Yaniv Dorani
Title: Chief Financial Officer

No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance upon Rule 478 of the Securities Act of 1933, as amended.